                                                                   Exhibit 12.01

Statement of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                       For the Years Ended December 31,
                                                     -----------------------------------------------------------------
($ in 000's, except for Ratios)                        2003         2002        2001        2000       1999      1998
                                                     -------      --------   ---------    --------    ------    ------
Fixed Charges:
   Interest Expense                                 30,162       $ 30,873    $ 21,489     $19,790    $12,718   $14,862
   Capitalized Interest                                  -              -           -       1,913          -         -
   A/R Securitization Costs                          1,022          4,072       2,228       7,060      5,804     3,966
   Estimated Interest in Rent Expense                1,425          2,310       4,470       2,700      2,175     1,950
   Pre-Tax Preferred Dividend Requirements           1,053          1,563       1,845       1,903      3,497     2,303
                                                  --------        -------    --------     -------     ------    ------
Total Fixed Charges                                 33,662       $ 38,818    $ 30,032    $ 33,366    $24,194   $23,081

Earnings:
   Additions:
     Income (Loss) before Taxes                    (57,227)      $(71,468)  $(275,025)   $(11,050)   $64,733   $38,497
     Fixed Charges                                  33,662         38,818      30,032      33,366     24,194    23,081
     Amort. of Capitalized Interest                     73             73         162          30          -         -
     Distributed Income of Equity Investees              -              -           -           -          -         -
     Pre-Tax Losses of Equity Investees                  -              -           -           -          -         -
                                                  ---------       -------    --------     -------     ------    ------
                                                   (23,492)      $(32,577)  $(244,831)   $ 22,346    $88,927   $61,578
   Subtractions:
     Interest Capitalized                                -       $      -   $       -    $  1,913    $     -   $     -
     Pre-Tax Preferred Dividend Requirements         1,053          1,563       1,845       1,903      3,497     2,303
     Minority Interest in Pre-Tax of Subs that
       have not incurred fixed charges                   -              -           -           -          -         -
                                                  ---------       -------    --------     -------     ------    ------
                                                  $   1,053      $  1,563    $  1,845     $ 3,816     $ 3,497   $ 2,303
                                                  ---------       -------    --------     -------     ------    ------
                                                  $ (24,545)     $(34,140)   $(246,676)   $ 18,530    $85,430   $59,275

Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends                             -              -           -           -       3.53      2.57
Earnings Deficiency                                  58,207        72,958     276,708      14,836          -         -



     For the years ended December 31, 2003, 2002, 2001, and 2000, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is described in the above table.

             PRO FORMA CALCULATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                             For the Years Ended December 31,
                                                                2003                   2002
                                                            ------------            ------------
Fixed Charges:
    Interest Expense                                        $ 14,754  (a)           $  17,800  (a)
    Capitalized Interest                                           -                        -
    A/R Securitization Costs                                       -                        -
    Estimated Interest in Rent Expense                         1,425                    2,310
    Pre-Tax Preferred Dividend Requirements                    1,053                    1,563
                                                             -------                ---------
Total Fixed Charges                                         $ 17,232                $  21,673

Earnings:
    Additions:
      Income (Loss) before Taxes                            $  2,225  (a)           $ (67,133) (a)
      Fixed Charges                                           17,232                   21,673
      Amort. of Capitalized Interest                              73                       73
      Distributed Income of Equity Investees                       -                        -
      Pre-Tax Losses of Equity Investees                           -                        -
                                                             -------                ----------
                                                            $ 19,530                $ (45,387)
    Subtractions:
      Interest Capitalized                                  $      -                $       -
      Pre-Tax Preferred Dividend Requirements                  1,053                    1,563
      Minority Interest in Pre-Tax of Subs that
        have not incurred fixed charges                            -                        -
                                                             -------                ----------
                                                            $  1,053                $   1,563
                                                             -------                ----------
                                                            $ 18,477                $ (46,950)

Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends                                   1.07                        -
Earnings Deficiency                                                -                $  68,623

-------------------


(a) To record the effects of the refinancing. Interest expense on the convertible notes is 3.25%. Interest on the term loan is LIBOR plus 300 basis points, decreasing to 275 basis points after six months. Interest on the revolver is at LIBOR plus 275 basis points, decreasing to 250 basis points after six months. Additionally, interest expenses includes an unused facility fee at a rate of 37.5 basis points per annum, letter of credit fees and amortization of deferred loan costs. The average of the 30 day LIBOR was 1.23% and 1.76% for the years ended December 31, 2003 and December 31, 2002, respectively. The effect of a 12.5 basis point change in LIBOR would change interest expenses approximately $0.2 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively.



     For the year ended December 31, 2002, pro forma earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the table above.